Exhibit 99.1: Press Release, dated December 3, 2007.


                       VNUS Medical Technologies Appoints
         Kirti Kamdar as Senior Vice President of Research & Development


SAN JOSE, Calif. - December 3, 2007 - VNUS (R) Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, today announced the appointment of Kirti Kamdar as Senior Vice President of Research & Development.

Mr. Kamdar joins VNUS with 20 years of research and development experience in the medical device industry. Most recently, he served as Senior Vice President at Cardiac Dimensions, Inc., a privately held medical device company. Prior to Cardiac Dimensions, he held various senior leadership and management positions at Vascular Architects, Somnus Medical Technologies and Mallinckrodt Medical. Mr. Kamdar holds a MS degree in Polymer Engineering and Science from the New Jersey Institute of Technology, and an executive MBA from the University of Houston.

VNUS President and Chief Executive Officer Brian Farley stated, "Kirti's broad R&D expertise in catheters, radiofrequency products, and polymer science is enhanced by his broad skills in clinical and regulatory affairs as well as quality systems. These combined skills along with Kirti's long track record of bringing many successful medical devices to the market and in leading research and development organizations make him a highly welcome addition to the VNUS organization and Senior Management Team."

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.

VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition that is often the underlying cause of painful varicose veins. VNUS sells the Closure(R) system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. Approximately 300,000 patients have been treated to date with VNUS Closure catheters. For more information, please visit the corporate website at www.vnus.com.

CONTACT:
Brian Farley
President and Chief Executive Officer
Phone: 408-360-7499
ir@vnus.com